                                                                      EXHIBIT 12


                       Continential Homes Holding Corp.

               Computation of Ratio of Earnings to Fixed Charges

                            (Dollars in thousands)

                                                                                             Six Months ended
                                                 Years ended May 31,                            November 30,
                                     ----------------------------------------------------------------------------
                                      1992      1993        1994         1995      1996       1995       1996
                                     ----------------------------------------------------------------------------
Fixed Charges
  Rent expense.....................  $   178   $   165     $   305      $   363   $   480     $   240     $   240
  Interest (expensed or capital-
    ized)--homebuilding............    8,662    11,896      13,378       19,528    22,422      10,762      12,208
  Interest (expensed or capital-
    ized)--joint ventures(1).......      885       144           0            0         0           0          --
  Interest--mortgage banking.......    1,557     1,343       2,707        2,360     1,785       1,368         260
                                     ----------------------------------------------------------------------------
      Total fixed charges..........  $11,282   $13,548     $16,390      $22,251   $24,687     $12,370     $12,708
                                     ============================================================================
Earnings:
  Income before taxes and extraor-
    dinary credits.................. $ 2,155   $12,083     $23,137      $25,465   $45,382     $18,692     $28,548
  Fixed charges.....................  11,282    13,548      16,390       22,251    24,687      12,370      12,708
  Interest capitalized(1)(2)........   2,783       202        (920)      (3,421)     (207)       (507)       (508)
    Total earnings before fixed      ----------------------------------------------------------------------------
      charges....................... $16,220   $25,833     $38,607      $44,295   $69,862     $30,555     $40,748
                                     ============================================================================
Ratio of earnings to fixed charges..    1.44x     1.91x       2.36x        1.99x     2.83x      2.47x        3.21x
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(1) Reflects the Company's proportionate share of the joint venture.
(2) Since interest capitalized is charged to interese expense when the related assets are sold, this amount represents the change in capitalized interest from the previous period end.